Contact:	Barbara B. Lucas Senior Vice President Public Affairs 410-716-2980 Mark M. Rothleitner Vice President Investor Relations and Treasurer 410-716-3979

FOR IMMEDIATE RELEASE:     Friday, October 14, 2005

Subject:	Black & Decker Elects Robert L. Ryan to Board; Increases Share Repurchase Authorization; Declares Regular Quarterly Cash Dividend

Towson, MD – The Black & Decker Corporation (NYSE: BDK) announced today that Robert L. Ryan has been elected to the Corporation’s Board of Directors. Mr. Ryan, 62, is currently a director of Hewlett-Packard Company, UnitedHealth Group, and General Mills. He served as Senior Vice President and Chief Financial Officer of Medtronic, Inc., a leading medical technology company, until his retirement earlier this year. He previously held senior financial positions at Union Texas Petroleum Corporation.

        Commenting on Mr. Ryan’s election, Nolan D. Archibald, Chairman and Chief Executive Officer, said, “We are extremely pleased to welcome Bob Ryan. With his broad business expertise and over 25 years of senior financial experience, Bob will be a valuable addition to our Board and Audit Committee.”

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        The Board of Directors also increased the Corporation’s authorization under its stock repurchase program by 5.0 million shares. During 2005, approximately 5.1 million shares have been repurchased. With the additional shares authorized today, approximately 5.2 million shares remain authorized for repurchase.

        In addition, the Corporation’s Board declared a quarterly cash dividend of $0.28 per share of the Corporation’s outstanding common stock payable December 30, 2005, to stockholders of record at the close of business on December 16, 2005.

        Black & Decker is a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems.

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